EXHIBIT 4.2

EXHIBIT 4.2
TRANSFER

I	(the Transferor) for the value received

DO HEREBY transfer to	(the Transferee) the

shares standing in my name in the
undertaking called CHARM COMMUNICATIONS INC.
To hold the same unto the Transferee
Dated
Signed by the Transferor
in the presence of:

Witness	Transferor